                                                                    Exhibit 3.87

DFI/CCS/Corp
Form 8
WISCONSIN

 7196                 RESTATED ARTICLES OF INCORPORATION

The following Restated Articles of Incorporation of

SLETTEN VENDING SERVICE, INC.

        Corporate name prior to any change effected by this restatement)

duly adopted pursuant to the authority and provisions of Chapter 180 of the Wisconsin Statutes, supersede and take the place of the existing articles of incorporation and any amendments thereto:

Article 1. The name of the corporation is SLETTEN VENDING SERVICE, INC.

Article 2. The corporation shall have authority to issue See 1 in Addendum shares.

Article 3. The street address of the registered office is:

     44 East Mifflin Street

     (Complete address, includng street and number, if assigned, City, State and ZIP code, must be stated)

 Madison                        WI                               53703
       City                            State                         zip

Article 4. The name of the registered agent at the above registered office is:

     CT Corporation System


Article 5. Other provisions (OPTIONAL)

     The purpose of the corporation shall be to engage in any lawful activity within the purposes for which a corporation may be organized under the Wisconsin Business Corporation Law, Chapter 180 of the Wisconsin Statutes, as amended from time to time.

     The period of existence of the corporation shall be perpetual.

                                   CERTIFICATE

This is to certify that the foregoing Restated Articles of Incorporation

A.( Do not contain any amendment requiring shareholder approval, and were adopted on by the board of directors or incorporators.

  OR           (date)

B.( X) Contain one or more amendments to the articles of incorporation -

COMPLETE THIS SECTION ONLY IF YOU HAVE MARKED "B" ABOVE

     Amendment(s) to the articles or incorporation adopted on September 25, 1998
                                                                     (date)

     Indicate the method of adoption by checking the appropriate choice below:

          In accordance with sec. 180.1002, Wis. Stats. (By the Board of Directors)

    OR

          In accordance with sec. 180.1003 and 180.1004, Wis. Stats. (By the Board of Directors and Shareholders)

    OR

          In accordance with sec. 180.1005, Wis. Stats. (By Incorporators or Board of Directors, before issuance of shares)

Executed on behalf of the corporation on   September 25, 1998


                                           /s/   Mark D. Director
                                           ----------------------
                                                 (signature)

                                                 Mark D. Director
                                                  (printed name)

                                                Vice President
                                                  (title - see instruction D)

This document was drafted by Colleen Johnson at U.S. Office Products Company
                                                             (See instruction E)

                          FILING FEE - $40.00 OR MORE

     SEF REVERSE for Instructions, Suggestions, Filing Fees and Procedures

                           Printed on Recycled Paper

RESTATED ARTICLES OF INCORPORATION
Ch. 180 (Stock, for profit)

Colleen D. Johnson                             *1 Please indicate where you
US Office Products Company                     would like the acknowledgement
1025 Thomas Jefferson Street, NW, Ste. 600E    copy of the filed document sent.
Washington, DC 20007                           Please include complete name
                                               mailing address.

Your phone number during the day: ( 202-339-6700)

INSTRUCTIONS (Ref. sec. 180.1007, Wis. Stats. for document content)

Submit one original and one exact copy to Dept. of Financial Institutions, P.O. Box 7846, Madison, Wisconsin, 53707-7846. (If sent by Express or Priority U.S. mail, address to 30 W. Mifflin Street, 9th Floor, Madison WI 53703). The original must include an original manual signature per sec. 180.0120(3)(c), Wis. Stats. If you have any additional questions, please contact the Division of Corporate and Consumer Services at (608) 266-3590.

A.   Set forth the text of the restated articles.

B. Complete the Certificate to indicate the manner in which the restated articles were adopted. Use section "A" or "B", and strike out the section that does not apply.

C. If section "B" is used, provide detail on the manner in which the amendment(s) were adopted, including the date of adoption for each amendment, and mark one of the three choices to indicate the method of adoption.

     By Board of Directors - See sec. 180.1002, Wis. Stats. for specific information on the character of amendments that may be adopted by the Board of Directors without shareholder action.

     By Board of Directors and Shareholders - Amendments proposed by the Board of Directors and adopted by shareholder approval. Voting requirements differ with circumstances and provisions in the articles of incorporation. See sec. 180.1003 and 180.1004, Wis. Stats. for specific information.

     By Incorporators or Board of Directors - Before issuance of shares - See sec. 180.1005, Wis. Stats. for conditions attached to adoption of an amendment approved by a vote or consent of less than 2/3rds of the shares subscribed for.

     If an amendment provides for an exchange, reclassification or cancellation of issued shares, state the provisions for implementing the amendment if not contained in the restatement itself. If an amendment changes the name of the corporation, state the new name in Article 1 only.

D. Enter the date of execution and the name and title of the person signing the document. The document must be signed by one on the following: An officer, an incorporator (if directors have not been elected and no shares have been issued), or the fiduciary if the corporation is in the hands of a receiver, trustee, or other court appointed fiduciary. At least one copy must bear an original manual signature.

E. If the document is executed in Wisconsin, sec. 182.01 (3), Wis. Stats. provides that it shall not be filed unless the name of the drafter (either an individual or a governmental agency) is printed in a legible manner. If document is UQI drafted in Wisconsin, please so state.

FILING FEES Submit the document with a minimum filing fee of $40.00, payable to DEPT. OF FINANCIAL INSTITUTIONS. If the restatement contains an amendment causing an increase in the number of authorized shares, provide an additional fee of 1 cent for each new authorized share. When the document has been filed, an acknowledgement copy stamped "FILED" will be sent to the address indicated above.

                                    Addendum

1.   1,000 shares of common stock, without par value





                                     I OF 1